Rule 10f-3 Transaction Exhibit
Nuveen Diversified Dividend and Income Fund
FILE #811-21407
ATTACHMENT 77O

<c>TRADE DATE
<c>DESCRIPTION OF SECURITY/ISSUER
<c>ISSUE SIZE
<c>AMOUNT PURCHASED
<c>LIST OF UNDERWRITERS
<c>NAME OF AFFILIATED BROKER-DEALER
11/18/14
Paramount Group Inc.
$2,636,375,000
$219,625
BofA Merrill Lynch, Wells Fargo, Morgan Stanley, JPMorgan Securities LLC
JPMorgan Securities LLC